EXHIBIT 4.1(a)


         This First Supplement to the First Supplemental Indenture, dated as of October 11, 1990, among Texaco Capital Inc., a Delaware corporation (the "Company"), Texaco Inc., a Delaware corporation (the "Guarantor") and The Chase Manhattan Bank (National Association), as Trustee (the "Trustee").

                                    RECITALS

         The Company, the Guarantor and the Trustee are parties to a First Supplemental Indenture dated as of January 31, 1990, supplementing and restating an Indenture dated as of August 24, 1984, (the "Supplemental Indenture"), relating to the issuance from time to time by the Company of its Debt Securities guaranteed by the Guarantor on terms to be specified at the time of issuance. Capitalized terms herein, not otherwise defined, shall have the same meanings given them in the Supplemental Indenture.

         The Company and the Guarantor have requested the Trustee to join with it in the execution and delivery of this First Supplement to the Supplemental Indenture in order to provide for limitations on the maturities of certain Securities.

         Section 9.01 (3) of the Supplemental Indenture provides that a Supplemental Indenture may be entered into by the Company, the Guarantor and the Trustee, without the consent of any Holders of Securities, to amend the Supplemental Indenture to the extent necessary to make any change that does not adversely affect the rights of any Securityholder.

         The Company and the Guarantor have determined that this First Supplement to the Supplemental Indenture complies with said Section 9.01 and does not require the consent of any Securityholder. On the basis of the foregoing, the Trustee has determined that this First Supplement to the Supplemental Indenture is in form satisfactory to it.

         All things necessary to make this First Supplement to the Supplemental Indenture a valid agreement of the Company, the Guarantor and the Trustee and a valid supplement to the Supplemental Indenture have been done.

         Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Securities issued under the Supplemental Indenture as follows:

                                    ARTICLE I
                                    COVENANT

Section 1.01

With respect to any Securities issued pursuant to the Prospectus Supplement dated October 11, 1990, to the Propectus dated February 28, 1990, and under the terms of a Distribution Agreement dated as of October 11, 1990 among the Company, the Guarantor, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, and The First Boston Corporation, the Company agrees that it shall not issue more than $300,000,000 in aggregate principal amount of Securities having a maturity of more than four years; the Officers of the Company acting with respect to the issuance of any such Securities shall make the determination at the time of issuance that the Notes have been issued in accordance with the foregoing limitation; and the delivery of an Order to the Trustee shall be deemed to be conclusive evidence that the provisions of this First Supplement to the Supplemental Indenture have been complied with.



                                   ARTICLE II
                                     GENERAL

Section 2.01

Except as supplemented herein, the Supplemental Indenture shall remain in full force and effect as written.

Section 2.02.     Duplicate Originals.

The parties may sign any number of copies of this First Supplement to the Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(seal)                                               TEXACO CAPITAL INC.


                                                     By:      R. W. Ulrich
                                                         -----------------------
                                                              Vice President
Attest:


    R. E. Koch
-----------------------
Assistant Secretary

                                                     TEXACO INC.


                                                     By: David C. Crikelair
                                                         -----------------------
                                                              Treasurer
(seal)

Attest:


  R. E. Koch
-----------------------
Assistant Secretary

                                               THE CHASE MANHATTAN BANK
                                               (National Association)
                                               As Trustee


                                                     By:      R. J. Hollerin
                                                         -----------------------
                                                           Second Vice President

(seal)

Attest:


 Mary Jo Clarke
-----------------------
Assistant Secretary

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